EXHIBIT 3.3


                              DORSEY & WHITNEY LLP
                               COUNSELORS AT LAW
                                250 Park Avenue
                               New York, NY 10177
                              Writer's Direct Dial
                                 (212) 415-9286
                              Fax: (212) 953-7201



                                  July 6, 2006


Claymore Securities, Inc.
2455 Corporate West Drive
Lisle, Illinois 60532

The Bank of New York, as Trustee
2 Hanson Place
Brooklyn, New York 11217


Ladies and Gentlemen:

     We are acting as special New York tax counsel for purposes of determining the applicability of certain New York taxes in connection with that certain Reference Trust Agreement (the "Trust Agreement") dated as of today's date between Claymore Securities, Inc., as Depositor (the "Depositor") and The Bank of New York, as Trustee (the "Trustee"), establishing Claymore Securities Defined Portfolios, Series 310, Closed-End California Municipal Portfolio, Series 2 (the "Trust(s)") and the execution by the Trustee under the Trust Agreement, of receipts for units evidencing ownership of all of the units of fractional undivided interest (such receipts for units and such aggregate units being herein respectively called "Receipts for Units" and "Units") in the Trust(s), as set forth in the prospectus (the "Prospectus"), included in the registration statement on Form S-6, as amended to the date hereof (the "Registration Statement"), relating to the Trust(s). For purposes of this opinion, it is assumed that the assets of the Trust(s) (which we have not examined and express no opinion with respect to) will consist of interests in qualified regulated investment companies (the "RIC Shares") under the Internal Revenue Code of 1986 (the "Code"). For purposes of this opinion, it is assumed that each RIC Share is a share of an entity treated as a regulated investment company for federal income tax purposes. The RIC Shares held by the Trust(s) shall be referred to as the "Securities." We note that the Trust(s) may hold other assets. We express no opinion as to the effect of holding such other assets on the conclusions reached herein. It is noted that no opinion is expressed herein with regard to the federal tax aspects of the Securities, the Trust(s), the Units or any interest, gains or losses in respect thereof.

     The Trustee did not participate in the selection of the Securities to be deposited in the Trust(s), and, upon the receipt thereof, will cause the number of Units representing the entire capital of the Trust(s) to be deposited in the Depositor's account at The Depository Trust Company, as more fully set forth in the Prospectus. The Units, which are represented by book entry positions, will be offered to the public upon the effectiveness of the Registration Statement.

     The duties of the Trustee, which are ministerial in nature, will consist primarily of crediting the appropriate accounts with interest received by the Trust(s) and with the proceeds from the disposition of securities held in the Trust(s) and the distribution of such payments and proceeds to the Unit holders. The Trustee will also maintain records of the registered holders of Units representing an interest in the Trust(s) and administer the redemption of Units by such registered holders and may perform certain administrative functions with respect to an automatic reinvestment option.

     Generally, Securities held in the Trust(s) may be removed therefrom by the Trustee at the direction of the Depositor upon the occurrence of certain specified events which adversely affect the sound investment character of the Trust(s), such as default by the issuer in payment of declared dividends or of interest or principal on one or more of its debt obligations.

     Prior to the termination of the Trust(s), the Trustee is empowered to sell Securities designated by the Depositor only for the purpose of redeeming Units tendered to it and of paying expenses for which funds are not available. The Trustee does not have the power to vary the investment of any Unit holder in the Trust(s), and under no circumstances may the proceeds of sale of any Securities held by the Trust(s) be used to purchase new Securities to be held therein.

     Article 9-A of the New York Tax Law imposes a franchise tax on business corporations. For purposes of that Article, Section 208.l(d) defines the term "corporation" to include, among other things, "any business conducted by a trustee or trustees wherein interest or ownership is evidenced by certificate or other written instrument." The term is defined identically for purposes of the New York City general corporation tax. See NYC Adm. Code. ss. 11-602.1(a)(4).

     The Regulations promulgated under Section 208 (state statute) provide as follows:

     (b) The term corporation includes any business conducted by a trustee or trustees wherein interest or ownership is evidenced by certificate or other written instrument.

          (2) A business conducted by a trustee or trustees in which interest or ownership is evidenced by certificate or other written instrument includes, but is not limited to, an association commonly referred to as a business trust or Massachusetts trust. In determining whether a trustee or trustees are conducting a business, the form of the agreement is of significance but is not controlling. The actual activities of the trustee or trustees, not their purposes and powers, will be regarded as decisive factors in determining whether a trust is subject to tax under
               Article 9 A of the Tax Law. The mere investment of funds and the collection of income therefrom with incidental replacement of securities and reinvestment of funds, does not constitute the conduct of a business in the case of a business conducted by a trustee or trustees. 20 NYCRR 1-2.5(b).

     The Regulations promulgated underss.11-602 (NYC Admin. Code) are similar. 19 RCNYss.11-02. Although they do not contain language comparable to the last three sentences of the language quoted from the state regulation, New York City has issued letter rulings that adopt the distinction between business and investment activities set forth in the state regulation. See NYC Finance Letter Ruling No. 126 UB/GC-10/84, Oct. 30, 1984; NYC Finance Letter Ruling No. 93-GC & UB-8/84, Aug. 6, 1984.

     New York cases dealing with the question of whether a trust will be subject to the franchise tax have also delineated the general rule that where a trustee merely invests funds and collects and distributes the income therefrom, the trust is not engaged in business and is not subject to the franchise tax. See, e.g., Burrell v. Lynch, 274 A.D. 347, 84 N.Y.S.2d 171 (3rd Dept, 1948), order resettled, 274 A.D. 1083, 85 N.Y.S.2d 705 (3rd Dept. 1949). Cf. Smadbeck v. State Tax Commission, 33 N.Y.2d 930, 309 N.E.2d 126, 353 N.Y.S.2d 724 (1973).

     In an opinion of the Attorney General of the State of New York, 47 N.Y. Att'y. Gen, Rep. 213 (Nov. 24, 1942), it was held that where the trustee of an unincorporated investment trust was without authority to reinvest amounts received upon the sales of securities and could dispose of securities making up the trust only upon the happening of certain specified events or the existence of certain specified conditions, the trust was not subject to the franchise tax. See also Fibreboard Asbestos Compensation Trust (Advisory Opinion) Commission of Taxation and Finance, TSB-A-97(3)C and TSB-A-97(1)I, January 21, 1997.

     In the instant situation, the Trustee is not empowered to, and we assume will not, sell Securities except upon specified events, which include defaults on Securities, breach of covenants or warranties by the issuer of Securities, and requests for redemptions of Units by Unit holders. Moreover, upon liquidation of Securities following one of these events, the Trustee generally does not have the right to reinvest proceeds of the liquidation, but must distribute the proceeds to Unit holders. Thus, in substance, the Trustee will merely collect and distribute income, will not have the power to reinvest any income or proceeds, and will not have the power to vary the investment of any Unit holder in the Trust.

     Under Subpart E of Part I, Subchapter J of Chapter 1 of the Code, the grantor of a trust will be deemed to be the owner of the trust under certain circumstances, and therefore taxable on his proportionate interest in the income thereof. Where this federal tax rule applies, the income attributed to the grantor will also be income to the grantor for New York income tax purposes if New York residency or doing business requirements are satisfied. See TSB-M-78(9)C, New York Department of Taxation and Finance, June 23, 1978 (state); NYC Finance Letter Ruling No. 93-GC & UB-8/84, Aug. 6, 1984 (city).

     By letter dated today, Chapman and Cutler LLP rendered its opinion that each Unit holder will be considered as owning a share of each asset of a Trust(s) in the proportion that the number of Units held by such holder bears to the total number of Units outstanding and the income of a Trust(s) will be treated as the income of each Unit holder in said proportion pursuant to Subpart E of Part I, Subchapter J of Chapter 1 of the Code.

     Based on the foregoing and on the opinion of Chapman and Cutler LLP, dated today, upon which we specifically rely, we are of the opinion that under existing laws, rulings, and court decisions interpreting the laws of the State and City of New York:

     1. The Trusts will not constitute an association taxable as a corporation under New York law, and, accordingly, will not be subject to tax on its income under the New York State franchise tax or the New York City general corporation tax.

     2. The income of the Trusts will be treated as the income of the Unit holders under the income tax laws of the State and City of New York.

     3. Unit holders who are not residents of the State of New York or of the City of New York, respectively, are not subject to the income tax laws thereof with respect to any income derived from the Trusts or any gain from the sale or other disposition of the Units unless the Units are property employed by the Unit Holder in a business, trade, profession or occupation carried on in that jurisdiction.

         We hereby consent to the filing of this opinion letter as an exhibit to the Registration 1Statement relating to the Units and to the use of our name and the reference to our firm in the Registration Statement and in the Prospectus.



                                                               Very truly yours,

                                                        /s/ DORSEY & WHITNEY LLP

                                                            DORSEY & WHITNEY LLP